Exhibit 5.1




                                October 30, 1998


The Board of Directors
Pacific Aerospace & Electronics, Inc.


Dear Sirs:

     We have acted as counsel for Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of 1,000,000 shares of Common Stock (the "Shares") of the Company pursuant to the Company's 1997 Employee Stock Purchase Plan (the "Plan"). We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such documents as we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington; and

     2. The Shares have been duly authorized, and, when issued in accordance with the Plan, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       /s/ STOEL RIVES LLP

                                       STOEL RIVES LLP